Exhibit 99.1

Zoned Properties Collaborates with City of Tempe to Amend Medical Marijuana Zoning Code

Enables Development and Leasing of 60,000 Square Foot Tempe Building

SCOTTSDALE, Ariz., January 14, 2016 -- Zoned Properties, Inc. (OTCQX: ZDPY), a strategic real estate development firm whose primary mission is to identify, develop, and manage sophisticated, safe, and sustainable properties in emerging industries, including the licensed medical marijuana industry, announced today that plans are underway to develop Arizona’s first medical marijuana business park at Zoned Properties’ 60,000 square foot building in Tempe, Ariz. following the adoption of an amended medical marijuana zoning code.

Zoned Properties has worked closely with local representatives at the City of Tempe over the past year to research and develop a local code that would best regulate the zoning and development of licensed medical marijuana facilities. The Company believes this approach will establish a precedent and protocol for collaborating with local municipalities as it expands throughout Arizona and into other States. An amended medical marijuana zoning code was adopted that meets the needs of the local community and also opens the door for the Company to completely develop and lease its medical marijuana business park.

Bryan McLaren, Chief Executive Officer of Zoned Properties, stated, “It was a real pleasure to collaborate with the representatives at the City of Tempe. Our team is working to establish the precedent for development of medical marijuana facilities with a sophisticated, safe, and sustainable set of design principles, a phrase we have coined at Zoned Properties as the Triple-Set (SSS) design model to represent a new standard within this industry. We believe that developing a project that focuses not only on a Triple-Net (NNN) lease model but also on a Triple-Set (SSS) design model can create long-term value for both the Company and our tenants.”

Ryan Levesque, Deputy Director of Planning at the City of Tempe, stated, “We are pleased with the outcome of the ordinance amendments for Tempe Medical Marijuana regulations. Tempe had initially adopted an ordinance that cautiously addressed these new business ventures and the unknown impacts. The changes to the Code for cultivation facilities offer an appropriate flexibility while maintaining an appropriate level of regulations for enforcement.”

As a result of the zoning changes, Zoned Properties has begun the next phase of developing its Tempe property, which includes securing draw-down funding from lenders, negotiating lease terms with prospective tenants and working with the Company’s specialty architectural firm to finalize design plans for a sophisticated, safe, and sustainable medical marijuana business park.

“With the local zoning amendments adopted, we are now in a position to significantly increase the value of the property by implementing our business model to develop and lease a unique property at above-market rental rates,” continued Mr. McLaren. “At present, we expect lease commitments for the entire space by the end of the first quarter that would provide for long-term leasing of the space to multiple tenants with terms that would generate an estimated gross annual revenue of approximately $2.2 million for the entire property.”

The Company’s estimated gross annual revenue for the Tempe property assumes the Company secures the required financing, completes construction and executes long-term leases for the entire medical marijuana business park.

About Zoned Properties, Inc.

Zoned Properties, Inc. is a strategic real estate development firm whose primary mission is to identify, develop, and manage sophisticated, safe, and sustainable properties in emerging industries. The Company acquires commercial properties that face unique zoning challenges and identifies solutions that can potentially have a major impact on the cash flow and value generated. Zoned Properties, Inc. targets commercial properties that can be acquired and potentially re-zoned for specific purposes. Zoned Properties does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the controlled substances act.

Forward-looking statement and disclosure

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Brett Maas

Managing Partner

Hayden IR

Tel (646) 536-7331

brett@haydenir.com